Exhibit 10.20

ARTISAN COMPONENTS, INC.

CFO SEVERANCE AGREEMENT

This Severance Agreement (the “Agreement”) is made and entered into by and between Joy Leo (the “Executive”) and Artisan Components, Inc., a Delaware Corporation (the “Company”), effective as of July 19, 2004 (the “Effective Date”).

RECITALS

1. It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change of control. The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to Executive and can cause Executive to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of a Change of Control.

2. The Board believes that it is in the best interests of the Company and its stockholders to provide Executive with an incentive to continue his or her employment and to motivate Executive to maximize the value of the Company for the benefit of its stockholders.

3. The Board believes that it is imperative to provide Executive with certain severance benefits upon Executive’s termination of employment without cause or following a Change of Control. These benefits will provide Executive with enhanced financial security and incentive and encouragement to remain with the Company.

4. Certain capitalized terms used in the Agreement are defined in Section 5 below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1. Term of Agreement. This Agreement will terminate upon the date that all of the obligations of the parties hereto with respect to this Agreement have been satisfied.

2. At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and will continue to be at-will, as defined under applicable law, except as may otherwise be specifically provided under this Agreement and the terms of the prior severance agreement between the Company and Executive dated September 11, 2000 (the “Prior Severance Agreement”). If Executive’s employment terminates for any reason, including (without limitation) any termination prior to a Change of Control, Executive will not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement and under the Prior Severance Agreement. Notwithstanding anything to the contrary set forth herein, the Company’s obligations to provide payments, benefits or other compensation to Executive pursuant to this Agreement shall automatically be reduced to the extent that Executive receives the same or substantially similar severance or change of control related payments, benefits or other compensation pursuant to the Prior Severance Agreement. In other words, consideration paid to Executive pursuant to the Prior Severance Agreement shall be deemed to satisfy the Company’s obligations under this Agreement to the extent that the same or substantially similar consideration is also called for by this Agreement.

3. Severance Benefits.

(a) Involuntary Termination other than for Cause, Death or Disability Prior to a Change of Control. If prior to a Change of Control, the Company (or any parent or subsidiary of the Company employing Executive) terminates Executive’s employment with the Company (or any parent or subsidiary of the Company) without Executive’s consent and for a reason other than Cause, Executive becoming Disabled or Executive’s death, and Executive signs and delivers to the Company a separation agreement and release of claims in a form reasonably satisfactory to the Company (the “Release Agreement”), then promptly following such termination of employment, or, if later, the effective date of the Release Agreement, Executive will receive the following severance from the Company:

(i) Accrued Compensation. Executive will be entitled to receive all accrued vacation, expense reimbursements and any other benefits due to Executive through the date of termination of employment in accordance with the Company’s then existing employee benefit plans, policies and arrangements.

(ii) Severance Payment. Executive will be paid continuing payments of severance pay at a rate equal to Executive’s base salary rate (excluding any target bonus), as then in effect, for a period of time from the date of such termination based on Executive’s number of years of employment with the Company as provided below (the “Severance Payment Period”), to be paid periodically in accordance with the Company’s normal payroll policies; provided, however, that if during the Severance Payment Period Executive engages in Competition or breaches the covenants in Section 6 or in the Release Agreement, all payments pursuant to this subsection will immediately cease.

Number of Years Employed by the Company	Severance Payment Period
Less than or equal to 2 years	3 months

Greater than 2 years but less than or equal to 3 years	4 months

Greater than 3 years but less than or equal to 4 years	5 months

Greater than 4 years	6 months

(iii) Continued Employee Benefits. Executive will receive Company-paid coverage during the Severance Payment Period for Executive and Executive’s eligible dependents under the Company’s Benefit Plans; provided, however, that if during the Severance Payment Period Executive engages in Competition or breaches the covenants in Section 6 or in the Release Agreement, all Company-paid coverage pursuant to this subsection will immediately cease.

(iv) Payments or Benefits Required by Law. Executive will receive such other compensation or benefits from the Company as may be required by law (for example, “COBRA” coverage under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”)).

(b) Involuntary Termination other than for Cause, Death or Disability or Termination for Good Reason within Twelve Months of a Change of Control. If within twelve (12) months following a Change of Control (i) Executive terminates his or her employment with the Company (or any parent or subsidiary of the Company) for Good Reason or (ii) the Company (or any parent or subsidiary of the Company) terminates Executive’s employment without Executive’s consent for other than Cause, Executive becoming Disabled or Executive’s death, and Executive signs and does not revoke the Release Agreement, then Executive will receive the following severance from the Company:

(i) Accrued Compensation. Executive will be entitled to receive all accrued vacation, expense reimbursements and any other benefits due to Executive through the date of termination of employment in accordance with the Company’s then existing employee benefit plans, policies and arrangements.

(ii) Severance Payment. Executive will be paid a lump-sum severance payment equal to twelve (12) months of Executive’s base salary, as then in effect, and a prorated portion of Executive’s target bonus for the year of termination calculated based on the number of months in the fiscal year of termination during which Executive was employed by the Company.

(iii) Continued Employee Benefits. Executive will receive Company-paid coverage for a period of twelve (12) months for Executive and Executive’s eligible dependents under the Company’s Benefit Plans; provided, however, that in the event Executive engages in Competition or breaches the covenants in Section 6 or in the Release Agreement during the six-month period following such termination, all Company-paid coverage pursuant to this subsection will immediately cease.

(iv) Payments or Benefits Required by Law. Executive will receive such other compensation or benefits from the Company as may be required by law (for example, under Section 4980B of the Code).

(c) Other Terminations. If Executive voluntarily terminates Executive’s employment with the Company or any parent or subsidiary of the Company (other than for Good Reason within twelve (12) months of a Change of Control) or if the Company (or any parent or subsidiary of the Company employing Executive) terminates Executive employment with the Company (or any parent or subsidiary of the Company) with Executive’s consent or for Cause, then Executive will (i) receive his or her earned but unpaid base salary through the date of termination of employment, (ii) receive all accrued vacation, expense reimbursements and any other benefits due to Executive through the date of termination of employment in accordance with established Company plans, policies and arrangements, and (iii) not be entitled to any other compensation or benefits (including, without limitation, accelerated vesting of stock options) from the Company except to the extent provided under the applicable stock option agreement(s) or as may be required by law (for example, “COBRA” coverage under Section 4980B of the Code).

(d) Termination due to Death or Disability. If Executive’s employment with the Company (or any parent or subsidiary of the Company) is terminated due to Executive’s death or Executive’s becoming Disabled, then Executive or Executive’s estate (as the case may be) will (i) receive the earned but unpaid base salary through the date of termination of employment, (ii) receive all accrued vacation, expense reimbursements and any other benefits due to Executive through the date of termination of employment in accordance with Company-provided or paid plans, policies and arrangements, and (iii) not be entitled to any other compensation or benefits from the Company except to the extent required by law (for example, “COBRA” coverage under Section 4980B of the Code).

(e) Exclusive Remedy. In the event of a termination of Executive’s termination of employment with the Company (or any parent or subsidiary of the Company), the provisions of this Section 3 and the provisions of the Prior Severance Agreement are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled (including any contrary provisions in any other employment agreement), whether at law, tort or contract, in equity, or under this Agreement. Executive will be entitled to no benefits, compensation or other payments or rights upon termination of employment other than those benefits expressly set forth in this Section 3 or in the Prior Severance Agreement.

4. Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 4, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s severance benefits under Section 4(a)(i) shall be either:

(a)	delivered in full, or

(b)	delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 4 shall be made in writing by the Company’s independent public accountants immediately prior to Change of Control (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 4, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of

Sections 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 4.

5. Definition of Terms. The following terms referred to in this Agreement will have the following meanings:

(a) Benefit Plans. “Benefit Plans” means plans, policies or arrangements that the Company sponsors (or participates in) and that immediately prior to Executive’s termination of employment provide Executive and/or Executive’s eligible dependents with medical, dental, and/or vision benefits. Benefit Plans do not include any other type of benefit (including, but not by way of limitation, disability, life insurance or retirement benefits). A requirement that the Company provide Executive and Executive’s eligible dependents with coverage under the Benefit Plans will not be satisfied unless the coverage is no less favorable than that provided to Executive and Executive’s eligible dependents immediately prior to Executive’s termination of employment. Notwithstanding any contrary provision of this Section 5, but subject to the immediately preceding sentence, the Company may, at its option, satisfy any requirement that the Company provide coverage under any Benefit Plan by instead providing coverage under a separate plan or plans providing coverage that is no less favorable or by paying Executive a lump sum payment sufficient to provide Executive and Executive’s eligible dependents with equivalent coverage under a third party plan that is reasonably available to Executive and Executive’s eligible dependents.

(b) Cause. “Cause” means (i) a willful failure by Executive to substantially perform Executive’s duties as an employee, other than a failure resulting from the Executive’s complete or partial incapacity due to physical or mental illness or impairment, (ii) a willful act by Executive that constitutes gross misconduct and that is injurious to the Company, (iii) circumstances where Executive willfully imparts material confidential information relating to the Company or its business to competitors or to other third parties other than in the course of carrying out Executive’s duties, (iv) a material and willful violation by Executive of a federal or state law or regulation applicable to the business of the Company or (v) Executive’s conviction or plea of guilty or no contest to a felony. No act or failure to act by Executive will be considered “willful” unless committed without good faith and without a reasonable belief that the act or omission was in the Company’s best interest.

(c) Change of Control. “Change of Control” means the occurrence of any of the following:

(i) the sale, lease, conveyance or other disposition of all or substantially all of the Company’s assets to any “person” (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended), entity or group of persons acting in concert;

(ii) any person or group of persons becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities;

(iii) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its controlling entity) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity (or its controlling entity) outstanding immediately after such merger or consolidation; or

(iv) a contest for the election or removal of members of the Board that results in the removal from the Board of at least 50% of the incumbent members of the Board.

(d) Competition. “Competition” will mean Executive’s direct or indirect engagement in (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise), or ownership interest in or participation in the financing, operation, management or control of, any person, firm, corporation or business that competes with Company or is a customer of the Company.

(e) Disability. “Disability” will mean that Executive has been unable to perform the principal functions of Executive’s duties due to a physical or mental impairment, but only if such inability has lasted or is reasonably expected to last for at least six months. Whether Executive has a Disability will be determined by the Board based on evidence provided by one or more physicians selected by the Board.

(f) Good Reason. “Good Reason” means (without Executive’s consent) (i) a material reduction in Executive’s title, authority, status, or responsibilities, (at Artisan compared to the surviving corporation as a whole), (ii) the reduction of Executive’s aggregate base salary and target bonus opportunity as in effect immediately prior to such reduction, or (iii) a relocation of Executive’s principal place of employment by more than thirty (30) miles.

6. Non-Solicitation. For a period beginning on the Effective Date and ending one year after the Executive ceases to be employed by the Company, Executive, directly or indirectly, whether as employee, owner, sole proprietor, partner, director, member, consultant, agent, founder, co-venturer or otherwise, will not: (i) solicit, induce or influence any person to leave employment with the Company; or (ii) directly or indirectly solicit business from any of the Company’s customers and users on behalf of any business that directly competes with the principal business of the Company.

7. Successors.

(a) The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 7(a) or which becomes bound by the terms of this Agreement by operation of law.

(b) The Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8. Notice.

(a) General. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices will be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of its President.

(b) Notice of Termination. Any termination by the Company for Cause or by Executive for Good Reason or as a result of a voluntary resignation will be communicated by a notice of termination to the other party hereto given in accordance with Section 8(a) of this Agreement. Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than thirty (30) days after the giving of such notice). The failure by Executive to include in the notice any fact or circumstance which contributes to a showing of Good Reason will not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing his or her rights hereunder.

9. Miscellaneous Provisions.

(a) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any such payment be reduced by any earnings that Executive may receive from any other source.

(b) Waiver. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(d) Entire Agreement. This Agreement, together with the Prior Severance Agreement, constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof, including (without limitation) any other prior employment agreement). No future agreements between the Company and Executive, other than the Release Agreement, may supersede this Agreement, unless they are in writing and specifically mention this Section 9(d).

(e) Choice of Law. The laws of the State of California (without reference to its choice of laws provisions) will govern the validity, interpretation, construction and performance of this Agreement.

(f) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

(g) Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(h) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY	ARTISAN COMPONENTS, INC.

	By:	/s/ Mark R. Templeton
	Title:	CEO

EXECUTIVE	JOY LEO

	By:	/s/ Joy E. Leo
	Title:	CFO

ARTISAN COMPONENTS, INC.

AMENDMENT NO. 1 TO SEVERANCE AGREEMENT

This Amendment No. 1 (this “Amendment”) to the Severance Agreement (the “Agreement”) dated July 19, 2004 by and between Joy Leo (the “Executive”) and Artisan Components, Inc., a Delaware Corporation (the “Company”), is made and entered into as of August 2, 2004 (the “Effective Date”) by and between Executive and the Company.

RECITALS

1. It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change of control. The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to Executive and can cause Executive to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of a Change of Control.

2. The Board believes that it is in the best interests of the Company and its stockholders to provide Executive with an additional incentive to continue his or her employment and to motivate Executive to maximize the value of the Company for the benefit of its stockholders.

3. The Board believes that it is imperative to provide Executive with certain additional severance benefits relating to Executive’s equity interest in the Company. These benefits will provide Executive with enhanced financial security and incentive and encouragement to remain with the Company.

4. Certain capitalized terms used in the Amendment are defined in Section 5 of the Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1. Involuntary Termination other than for Cause, Death or Disability or Termination for Good Reason within Twelve Months of a Change of Control. Section 3(b) of the Agreement is hereby amended to add the following subsection immediately after Section 3(b)(iv) of the Agreement:

“(v) Options and Restricted Stock. 100% of the unvested shares subject to all of Executive’s options (the “Options”) to purchase Company common stock outstanding on the date of such termination (whether granted to Executive on, before or after the date of this Agreement) and 100% of any of Executive’s shares of Company common stock subject to a Company repurchase right upon Executive’s termination of employment for any reason (the

“Restricted Stock”) whether acquired by Executive on, before or after the date of this Agreement, will immediately vest upon such termination. In all other respects, such Options and Restricted Stock will continue to be subject to the terms and conditions of the stock plans, if any, under which they were granted and any applicable agreements between the Company and Executive.”

2. Effect. Except as expressly set forth in this Amendment, the Agreement shall continue in full force and effect in accordance with its terms.

3. Miscellaneous. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of California, without reference to the conflict of laws provisions thereof. This Amendment and the Agreement may be amended only by a writing signed by the Company and Executive.

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IN WITNESS WHEREOF, each of the parties has executed this Amendment, in the case of the Company by its duly authorized officer, as of the Effective Date set forth above.

COMPANY	ARTISAN COMPONENTS, INC.

	By:	/s/ Mark R. Templeton
	Title:	CEO

EXECUTIVE	JOY LEO

	By:	/s/ Joy E. Leo
	Title:	CFO